UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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W. P. Carey Inc.
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Supplemental Information Regarding Proposal Two

Approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan

The following information may be used by employees and directors of W. P. Carey Inc. (“W. P. Carey” or the “Company”) and its proxy solicitor, Computershare Fund Services, to communicate with certain stockholders about the Company’s upcoming Annual Meeting of Stockholders.  This information supplements information contained in the Company’s definitive proxy statement dated April 30, 2013, as supplemented by the definitive additional soliciting materials filed on June 13, 2013 (the “Proxy Statement”).  Copies of this supplemental information will be first used on, or about, June 28, 2013 by persons making solicitations on the Company’s behalf.

The Company’s Annual Meeting of Stockholders, originally scheduled to be held on Thursday, June 20, 2013, has been postponed and will now be held on Thursday, July 11, 2013 at 4:00 p.m. at The TimesCenter, 242 West 41st Street, New York, NY 10018.  W. P. Carey decided to postpone the meeting after it was informed of a processing error made by Broadridge Financial Services, Inc., the firm engaged to distribute W. P. Carey’s proxy materials to its stockholders, and it was determined that some beneficial stockholders did not timely receive all of the proxy materials.  Accordingly, the Company decided to postpone the Annual Meeting in order to distribute the materials to the affected stockholders and provide them with sufficient time to consider the proposals to be voted upon at the Annual Meeting.

At the Annual Meeting, stockholders will vote regarding several matters, including Proposal Two - Approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan (the “Plan”).  Proposal Two is described in the Proxy Statement and includes detailed information regarding this matter.

Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan: Background

The W. P. Carey Inc. 2009 Share Incentive Plan was originally adopted by the Company’s Board of Directors, and approved by shareholders, in June 2009.  The principal amendment to the Plan that has been presented for consideration and stockholder vote calls for an increase of 2,300,000 in the total number of shares of common stock reserved for issuance as awards under the Plan.  As of March 31, 2013, approximately 284,742 shares of common stock remained available for future grant under the Plan, assuming a maximum payout of existing awards but without including any dividend equivalent shares that may become payable.  The Compensation Committee of the Company’s Board of Directors, after consultation with its independent compensation consultant, FPL Associates, L.P., recommended to the Board that an additional 2,300,000 shares become available under the Plan.  The Board has deemed it to be advisable and in the best interests of the Company that the stockholders approve the amendments to the Plan, including the increase in the number of shares available under the Plan.

The Board of Directors believes that approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan is of critical importance to the Company to make available a sufficient number of shares for future awards under the Plan in order to enable the Company to compete within its industry and retain key employees.  The Board of Directors has approved, and recommends that the stockholders approve, the Plan.  The Board believes that its ability to make awards under the Plan enables the Company to compete for, and retain, key officers and employees.

Despite the Board’s recommendation, Institutional Shareholder Services, Inc. (“ISS”) has recommended a vote “against” Proposal Two.  ISS based its recommendation on its characterization of the anticipated shareholder value transfer (“SVT”) of ten percent, which exceeds ISS’s “allowable” cap of five percent.  The Company strongly disagrees with this characterization.

The ISS SVT calculation includes performance share units awarded but not yet earned in its calculation of shares that are available, which we believe overstates the estimated value of the shares and options remaining available for grant under the Plan.  Performance share units (“PSUs”) awarded but not yet earned are not available to the Company for issuance because they have already been awarded and will be unavailable if the applicable three-year performance criteria for such awards are met.  Based on the Company’s strong results, the Company currently believes that, for a significant portion of those outstanding PSU awards, a payout between the Target level (where 100% of the initial award is paid out in shares) and the Maximum level (300% of Target) is highly probable.  For example, the Company achieved Total Shareholder Return for the one, three, and five-year periods ended December 31, 2012 of approximately 34%, 31%, and 17%, respectively, on a compounded annualized basis, and has outperformed each of the Russell 2000 Index, the S&P 500 Index, and the FTSE NAREIT Equity Index across all three of those time periods by wide margins.

Although ISS has acknowledged that, if the maximum payout level is achieved on all outstanding PSU awards, the remaining shares available for future grants under the Plan would be 284,742 shares (as noted in the Proxy Statement), ISS has nevertheless assumed that 2,085,934 shares remain available for future awards because the three-year performance cycles of the Company’s outstanding PSU awards are not yet complete and, therefore, the PSUs have not yet been fully earned.  The Company strongly disagrees with that assumption.  The Company also disagrees with ISS’s conclusion that the 2,300,000 shares requested for stockholder approval at the Annual Meeting will be sufficient for ten years because it is based on the same faulty assumption used by ISS to determine that 2,085,934 shares remain available for future awards under the Plan, when as noted above the Company believes that only 284,742 shares are available.

In addition, ISS assigned a $39.10 aggregate valuation to shares and options outstanding, without differentiating between these two types of awards, which is significantly higher than the estimated value of $10.11 for options and $12.00 for shares used by the Company in its analysis.  The Company’s estimates were prepared by the Compensation Committee’s independent compensation consultant based on grant date values using widely accepted methodologies, which is consistent with how the awards are reflected in the Company’s financial statements.  As a result, the Company believes that its valuation more accurately distinguishes between shares and options and, if used in ISS’s analysis, would result in the Plan being within the allowable 5% SVT cap.  Accordingly, we believe that application of ISS’s proprietary model--which does not reconcile with the values shown in the Company’s financial statements—to assess the Plan’s cost does not reflect the best estimate of share and option values and improperly led ISS to recommend a vote against Proposal Two.

Annual burn rates (gross number of shares granted under the Plan during the year divided by weighted common shares outstanding) continue to be below ISS thresholds.  The Company’s average annual burn rate of 2.46% for the three year period ended December 31, 2012 is below the three-year industry burn rate of 3.09% as calculated by ISS.

As ISS recognizes, the Plan incorporates “best practices” in key governance areas.  The Plan, as proposed to be amended in Proposal Two, prohibits re-pricing of awards, utilizes a “double trigger” change-in-control provision, contains individual per-employee limits with respect to performance-based compensation and prohibits the exchange of share options for cash or other awards.  These provisions will not be adopted unless Proposal Two is approved by the stockholders.

The Company believes that the number of shares available under the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan is reasonable.  The Company has requested 2,300,000 additional shares, significantly less (36%) than the 3,600,000 shares originally available under the Plan, when the Company was much smaller.  Although the Plan has a ten year term, the Company currently expects that, if the additional shares are approved by stockholders, the number of shares available under the Plan will permit the Company to make awards for approximately three years.  Accordingly, stockholders will have an opportunity to consider either a future amendment to the Plan or a new share incentive plan in the near term.  In addition, since the original share request in 2009, the Company has experienced significant growth from a $1.1 billion to a $4.6 billion entity based on market capitalization as of year-end 2009 and the first-quarter end 2013, respectively, including as a result of the Company’s merger with Corporate Property Associates 15 Incorporated in September 2012.  Consequently, the Company is requesting a fewer number of shares to cover the prospective equity compensation needs for a significantly larger company.  Furthermore, the Company primarily grants performance-based compensation under the Plan and ISS has acknowledged that there is no disconnect between pay and performance.  The Company’s use of three-year performance periods is designed to tie compensation to long-term performance and encourage retention of key employees, and the Board believes that this practice has contributed to the Company’s success over the long run.

The Board of Directors believes that approval of the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan is of critical importance to the Company. Your vote is important.  The Company urges stockholders to vote “FOR” Proposal Two to approve the Amended and Restated W. P. Carey Inc. 2009 Share Incentive Plan.

Cautionary Statement Regarding Forward-Looking Statements

This presentation contains “forward-looking statements,” within the meaning of federal securities laws, which include information concerning one or more of the Company’s plans, objectives, goals, strategies, and other information that is not historical information.  When used in this release, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “proposed,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, future stockholder votes, and statements around the Company’s management of dilution and capital structure.  All forward looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.  Numerous factors, many of which are beyond the Company’s control, could cause actual results to differ materially from those expressed as forward-looking statements.  Additional information concerning these risks and uncertainties is discussed in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s Annual Report on Form 10-K under the headings “Forward-Looking  Statements” and “Risk Factors.”  Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements for any reason, including to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of anticipated or unanticipated events or circumstances.